Exhibit 18.1

May 8, 2007

Board of Directors

Carlisle Companies Incorporated

13925 Ballantyne Corporate Place

Suite 400

Charlotte, North Carolina 28277

Dear Directors:

Note 3 of Notes to the condensed consolidated financial statements of Carlisle Companies Incorporated included in its Form 10-Q for the three-month period ended March 31, 2007 describes a change in the method of accounting for the valuation of certain inventories from the last in, first out (LIFO) method to the first in, first out (FIFO) method. There are no authoritative criteria for determining a ‘preferable’ method of valuing inventories based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances.  We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of the Company as of any date or for any period subsequent to December 31, 2006, and therefore we do not express any opinion on any financial statements of Carlisle Companies Incorporated subsequent to that date.

Very truly yours,

Ernst & Young LLP